Exhibit 99.1

                                 FOR:   Education Management Corporation
                                        COMPANY CONTACTS:
                                        James Sober, CFA
                                        Vice President, Finance
                                        (412) 995-7684

 EDUCATION MANAGEMENT CORPORATION REPORTS FISCAL 2006 THIRD QUARTER EPS OF $0.52

Pittsburgh, PA, May 2, 2006 -- Education Management Corporation (NASDAQ:EDMC) today reported its financial results for the third quarter ended March 31, 2006. For the quarter, net revenues increased 13.8% to $312.5 million and net income grew 17.9% to $40.4 million, or $0.52 per diluted share. Effective July 1, 2005, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) ("SFAS 123(R)"), "Share-Based Payment," using the modified-prospective transition method, under which no restatement of prior periods is made for the fair value recognition of compensation cost. The adoption of this standard has a significant impact on the comparability of the results of operations for the Company. If the Company had adopted SFAS 123(R) using the retrospective method and restated the third quarter of fiscal 2005, net income for the third quarter of fiscal 2006 would have increased 32.8% over the prior year period.

John R. McKernan, Jr., EDMC's Vice Chairman and Chief Executive Officer, commented, "We are pleased with our strong third quarter results. Due to the strength of our wide-range of program offerings and an improving marketing and admissions effort, we were able to exceed our enrollment expectations."

The Company previously announced the execution of a definitive agreement to be acquired by Providence Equity Partners and Goldman Sachs Capital Partners in a transaction valued at approximately $3.4 billion. Under the terms of the merger agreement, the private investors will acquire all of EDMC's outstanding shares of common stock for $43.00 per share in cash. The Company will hold a special meeting of its shareholders at 10:00 a.m. Eastern time on Thursday, May 25, 2006, to vote on the proposed acquisition.

FINANCIAL HIGHLIGHTS

     o Revenues for the three months ended March 31, 2006 increased 13.8% to $312.5 million, compared to $274.6 million for the same period a year ago. Revenue growth in the third quarter of fiscal 2006 resulted from an 8.8% increase in total student enrollment and an approximate 5% increase in tuition rates. Total enrollment at the start of the Winter quarter was 71,911 students compared to 66,103 students for the same period last year.

     o Third quarter income before interest and taxes (operating income) rose 16.5% to $64.6 million from $55.5 million for the same period a year ago. The consolidated operating margin improved 48 basis points to 20.7% due in part to lower salaries and bad debt expense as a percent of revenue. Additionally, audit expenses were lower compared to last year as a result of efficiencies realized in the second year operating under Sarbanes-Oxley Section 404 requirements. These improvements were partially offset by additional investment in advertising and non-recurring transaction costs of approximately $3.6 million related to the proposed purchase of the Company by a private equity group. Operating income results for the prior year third quarter reflected a charge of $3.8 million for a cumulative lease accounting adjustment.

     o On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended March 31, 2005, income before interest and taxes (operating income) increased 23.3% to $68.4 million from $55.5 million, resulting in consolidated operating margin improvement of approximately 168 basis points to 21.9% from 20.2%.

     o Bad debt expense was 1.9% of revenue as compared to 2.6% of revenue in the prior year period due to improved collections of accounts receivable, primarily due to alternative loan funding.

     o The Company's effective tax rate was 39.6% for the third quarter of fiscal 2006, as compared to 38.6% recorded in the comparable quarter of the prior year. The effective tax rate for the quarter was higher primarily due to a favorable return to provision adjustment for fiscal 2004 that was recorded during the third quarter of fiscal 2005 as well as non-deductible transaction costs associated with the pending acquisition of the Company by a private equity group. The rate increase related to these items was offset in part by the reversal of valuation allowances against Canadian deferred tax assets related to net operating loss carry-forwards that resulted from conforming the inter-company transfer pricing arrangement between the Company's U.S. and Canadian operations to the business operations in Canada.

     o Net income for the quarter grew 17.9% to $40.4 million, or $0.52 per diluted share, compared to $34.2 million, or $0.45 per diluted share, in the year ago period. On a proforma basis after giving effect to stock compensation expense under SFAS 123(R) for the quarter ended March 31, 2005, net income would have been $30.4 million, or $0.40 per diluted share and would have increased 32.8% in the third quarter of fiscal 2006 (see table below labeled "Reconciliation of Non-GAAP Financial Measures").

     o Expenses related to the proposed transaction reduced reported earnings per share by $0.04 and $0.05, respectively, for the quarter and nine months ended March 31, 2006.

     o At March 31, 2006, the Company had cash and cash equivalents of $394.0 million as compared to $177.1 million at March 31, 2005 due to higher cash flow from operations, improved collections and lower capital expenditures.

     o Cash flow from operations for the three-month period ended March 31, 2006 was $189.0 million compared to $176.0 million last fiscal year. Higher cash flow compared to the same period in the prior year was primarily due to the growth in net income and positive working capital changes.

     o Capital expenditures were $48.9 million, or 5.6% of revenue for the first nine months of fiscal 2006, compared to $53.5 million, or 7.0% of revenue, last year.

STUDENT ENROLLMENT

At the start of the current Spring quarter (fourth quarter of fiscal 2006), total enrollment at EDMC's schools was 69,775 students, an 8.7% increase from the same time last year. Same-school enrollment (schools owned for one year or more) increased 8.3% to 69,521 students. Campus-based enrollment includes students at Brown Mackie Colleges in Dallas and Fort Worth, Texas that discontinued accepting new enrollments in August 2005. There were a total of 22 students at these two schools during the current Spring quarter compared to 383 in the prior year period. At the start of the current Spring quarter, excluding students at Brown Mackie Colleges in Dallas and Fort Worth, total enrollment and same-school enrollment at EDMC's schools increased 9.3% and 8.9%, respectively. Students taking 100% of their coursework online increased 55.6% to 4,796 students.

                                                          2006       2005        %
                                                         SPRING     SPRING     CHANGE
                                                        --------   --------   --------
Total enrollment                                          69,775     64,179        8.7%
Same-school enrollment (owned for 1 year or more)         69,521     64,179        8.3%

Students taking 100% of their coursework online            4,796      3,082       55.6%

The Company's quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. Student enrollment at the Art Institute schools has typically peaked in the fall (fiscal year second quarter), when the largest number of recent high school and college graduates traditionally begin post-secondary education programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations. The seasonality of the Company's business has decreased over the last several years due to an increased percentage of students at the Company's schools enrolling in bachelor's and graduate degree programs.

SHARE-BASED PAYMENT

Effective July 1, 2005, the Company adopted the fair value recognition provisions of SFAS 123(R), "Share-Based Payment," using the modified-prospective transition method. Under that transition method, compensation cost recognized during the third quarter of fiscal 2006 includes (a) compensation cost for all share-based payments granted prior to, but not fully vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of FASB Statement No. 123, and (b) compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). The adoption of SFAS 123(R) resulted in $1.8 million of share-based payment expense in the quarter ended March 31, 2006. In addition, an incremental $2.2 million of restricted stock expense, which is generally accounted for similarly under APB No. 25 and SFAS 123(R), was also recognized in the quarter ended March 31, 2006.

Because the Company adopted SFAS 123(R) using the modified prospective method, results for periods prior to June 30, 2005 have not been restated which affects the comparability of results.

BUSINESS OUTLOOK

For the fourth quarter of fiscal 2006, the Company projects revenue growth of approximately 13%. Further, the Company anticipates fourth quarter diluted earnings per share of $0.20, which reflects an estimated impact of $0.04 per share due to expenses associated with the proposed acquisition by Providence and Goldman and $0.03 per share due to equity compensation expense under SFAS 123(R). For the full fiscal year ending June 30, 2006, the Company anticipates an effective tax rate of 39.6% and capital spending of approximately 7.0% of revenue.

The Company's earnings per share guidance for the fourth quarter does not include the material impact of SFAS 123(R) expense from the vesting of restricted stock and stock options that would occur and be recorded in the fourth quarter if the Company's shareholders approve the transaction at the special shareholder meeting to be held on May 25, 2006. Also, the estimate does not include the substantial additional transaction fees that would be borne by the Company subject to and upon consummation of the transaction. The Company anticipates that the transaction will close in June or July of 2006, subject to the approval of the transaction by the Company's shareholders, the receipt of approvals from certain state authorizing agencies and accrediting agencies and the satisfaction of certain other conditions.

CONFERENCE CALL WITH MANAGEMENT

Education Management will host a conference call to discuss its fiscal 2006 third quarter results on Tuesday, May 2, 2006 at 10:30 a.m. (Eastern Time). Those wishing to participate to this call should dial 303-262-2055 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the internet at www.edmc.com.

Education Management Corporation (www.edmc.com) is among the largest providers of private post-secondary education in North America, based on student enrollment and revenue. EDMC has 71 primary campus locations in 24 states and two Canadian provinces. EDMC's education institutions offer a broad range of academic programs concentrated in the media arts, design, fashion, culinary arts, behavioral sciences, health sciences, education, information technology, legal studies and business fields, culminating in the award of associate's through doctoral degrees. EDMC has provided career-oriented education for over 40 years.

Statements in this press release that relate to future results and events, including statements about EDMC's anticipated financial and operating performance, are forward-looking statements within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks, uncertainties and assumptions, which change over time. Forward-looking statements speak only as of the date they are made and EDMC does not undertake any obligation to update these forward-looking statements. Actual results could differ materially from those anticipated in the forward-looking statements, and future results could differ materially from EDMC's historical performance. Factors that could cause or contribute to such differences include: general economic, political and industry conditions; the Company's effectiveness in its regulatory compliance efforts; the effects of extensive and changing regulations on the Company's business; changing market needs and technology; the Company's ability to add and integrate new schools and grow its online programs; increased competition; the Company's ability to recruit and retain key personnel; and other matters disclosed in the Company's Securities and Exchange Commission filings, including the Company's Annual Report on Form 10-K.

                              --Tables to Follow--

                        EDUCATION MANAGEMENT CORPORATION
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                   FOR THE THREE MONTHS          FOR THE NINE MONTHS
                                                     ENDED MARCH 31,               ENDED MARCH 31,
                                                --------------------------    --------------------------
                                                    2006          2005            2006           2005
                                                -----------    -----------    -----------    -----------
Net revenues                                    $   312,533    $   274,599    $   878,129    $   764,001

Costs and expenses:
  Educational services                              178,382        166,605        520,879        474,842
  General and administrative                         68,686         50,880        190,661        149,041
  Amortization of intangible assets                     841          1,647          3,458          5,070
                                                -----------    -----------    -----------    -----------
                                                    247,909        219,132        714,998        628,953
                                                -----------    -----------    -----------    -----------

Income before interest and taxes                     64,624         55,467        163,131        135,048
  Interest (income) expense, net                     (2,176)          (276)        (4,324)           707
                                                -----------    -----------    -----------    -----------

Income before income taxes                           66,800         55,743        167,455        134,341
  Provision for income taxes                         26,442         21,517         65,516         52,382
                                                -----------    -----------    -----------    -----------

Net income                                      $    40,358    $    34,226    $   101,939    $    81,959
                                                ===========    ===========    ===========    ===========

Diluted earnings per share                      $      0.52    $      0.45    $      1.33    $      1.09
                                                ===========    ===========    ===========    ===========

Weighted average number of diluted shares
  outstanding (000's):                               77,123         75,718         76,762         75,237

SELECTED CASH FLOW DATA (Unaudited):

                                                     FOR THE THREE MONTHS           FOR THE NINE MONTHS
                                                       ENDED MARCH 31,                ENDED MARCH 31,
                                                  --------------------------    --------------------------
                                                      2006          2005            2006           2005
                                                  -----------    -----------    -----------    -----------
Net cash flows provided by (used in) operations   $   189,010    $   176,031    $   321,715    $   256,576
Depreciation and amortization                          16,231         16,173         50,532         50,474

Capital expenditures                                  (14,290)       (12,935)       (48,890)       (53,510)

SELECTED CONSOLIDATED BALANCE SHEET DATA (Unaudited):

                                                       AS OF MARCH 31,
                                                   -----------------------
                                                      2006         2005
                                                   ----------   ----------
Cash and cash equivalents                          $  394,017   $  177,094
Receivables, net                                       41,558       54,533
Current assets                                        480,397      269,102
Total assets                                        1,159,164      945,363
Current liabilities                                   293,145      259,543
Long-term debt (including current portion)              5,084        5,412
Shareholders' investment                              808,003      627,485

                  RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
                                   (Unaudited)
                (Dollars in thousands, except per share amounts)

EDMC makes use of certain non-GAAP financial measures in evaluating the Company's results to enhance comparability between previously reported periods. The non-GAAP measure, "net income, including the impact of stock compensation expense", is reconciled with GAAP net income for the three month period ended March 31, 2005, in the table below.

                                                          FOR THE THREE MONTHS         FOR THE NINE MONTHS
                                                             ENDED MARCH 31,              ENDED MARCH 31,
                                                       -------------------------    -------------------------
                                                         2006(a)         2005          2006(a)        2005
                                                       -----------    ----------    -----------   -----------
GAAP Net Income                                        $    40,358   $    34,226    $   101,939   $    81,959
Add:  Share-based employee compensation expense
included in reported net income, net of tax, for
the periods ended December 31, 2004                              -           157              -           475

Deduct:  Total share-based employee compensation
expense determined under SFAS 123(R), net of
tax, for the periods ended December 31, 2004                     -        (3,994)             -       (12,998)
                                                       -----------   -----------    -----------   -----------

Net income, including the impact of share-based
compensation expenses                                  $    40,358   $    30,389    $   101,939   $    69,436
                                                       ===========   ===========    ===========   ===========

Earnings per share:
  Basic-- as reported                                  $      0.53   $      0.46    $      1.35   $      1.11
  Basic-- including the impact of share-based
          compensation expense                                 n/a   $      0.41            n/a   $      0.94

  Diluted-- as reported                                $      0.52   $      0.45    $      1.33   $      1.09
  Diluted-- including the impact of share-based
            compensation expense                               n/a   $      0.40            n/a   $      0.92

(a) Results for the three and nine month periods ended March 31, 2006include an additional $4.0 and $17.3 million, pre-tax, respectively, of share-based compensation expense due to the adoption of SFAS 123(R).

The Company adopted SFAS 123(R) on July 1, 2005 using the modified prospective method, which resulted in the recognition of stock compensation expense in the statement of income during the three and nine months ended March 31, 2006 without corresponding charges in the prior year periods. The Company believes that presenting diluted earnings per share, including the impact of stock compensation expense for the three and nine month periods ended March 31, 2005, is an additional measure of performance that investors can use to compare operating results between reporting periods. Due to the increased comparability, management of the Company uses this information in evaluating the Company's results of operations and believes that this information may also provide investors better insight in evaluating the Company's earnings performance in comparison to the prior year periods.